                            AMENDMENT TO AGREEMENT

          This Amendment to Agreement entered into this 16/th/ day of January, 1997, between KFx Inc., a Delaware corporation ("KFx"), with offices at 1999 Broadway, Suite 3200, Denver, Colorado 80202; K-Fuel LLC, a Delaware limited liability company, with offices at 1999 Broadway, Suite 3200, Denver, Colorado 80202; and RCD Development, a joint venture partnership ("RCD"), with offices at 5007 Baltimore Avenue, Bethesda, Maryland 20816, whose partners are HB Capital, Inc., a Delaware corporation ("HBC"), with offices at 77 Franklin Street, Boston, Massachusetts 02110, under assignment from Resource Capital Associates, Inc., a Massachusetts corporation ("Resource Capital"); Cohasset Associates, Inc., a Maryland corporation ("Cohasset"), with offices at 5007 Baltimore Avenue, Bethesda, Maryland 20816; and PT Duma Na Napu ("Duma"), an Indonesia corporation with offices at Rumah Maduma Jl. Dr. Sahar jo 52, Jakarta, 12970, Indonesia, individually "the Party" and collectively "the Parties."

          WHEREAS, the Parties hereto, other that K-Fuel LLC, entered into an agreement dated February 28, 1995 ("the Agreement"), a copy of which is attached at Exhibit 1, with respect to developing K-Fuel plants and related activities in Indonesia with Pt Tambang Batabura Bukit Asam ("PTBA");

          WHEREAS, the joint venture entered into a Memorandum of Understanding with PTBA in August 1995 to exclusively develop K-Fuel plants in Indonesia;

          WHEREAS, the parties are desirous of amending and modifying in its entirety their relationships as set forth in such Agreement;

          WHEREAS, K-Fuel LLC, a Delaware limited liability company with its principal offices at 1999 Broadway, Suite 3200, Denver, Colorado 80202 ("K-Fuel LLC"), of which KFx and Kennecott are members, has the sole exclusive right to determine whether or not to pursue, exploite or develop the KFx technology in Indonesia.

            NOW, THEREFORE, it is agreed as follows:

1.   Amendment.
     ----------

          Except as specifically set forth herein, the "Agreement" is hereby amended and the Parties are relieved of any and all obligations, commitments, undertakings, rights, and responsibilities thereunder and the rights and obligations of the Parties as set forth herein shall constitute the entire relationship between them with respect to all matters set forth in the "Agreement."

2.   Payments to RCD.
     ----------------

          If the KFx technology is exploited in Indonesia, and if K-Fuel LLC or KFx and/or one or more of the affiliates of KFx and/or K-Fuel LLC causes a plant or plants to be constructed in Indonesia on the island of Sumatra, which plants are expected, in whole or in part, to use and do in fact use, at least 25 % PTBA coal, then K-Fuel LLC and KFx shall be jointly and severally liable to pay or have paid to RCD by wire transfer, immediately available funds to pay to RCD a fee of $2 (U.S.) per ton for the first one million five hundred thousand (1,500,000) tons of installed capacity (as measured by the Rated Design Capacity, as that term is defined in Schedule 1 of the Limited Liability Company Agreement of K-Fuel LLC) with respect to such plant or plants and a fee of One Dollar Thirty-Three Cents ($1.33) (U.S.) per ton for the second one million five hundred thousand (1,500,000) tons of installed capacity from such plants, for any plant or plants for which construction has commenced within ten years from the date of this Agreement.

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

3.   Timing of Payment.
     ------------------

          The payments provided for in Section 2 above shall be made concurrently with the payment of any license fees to KFx or any affiliate including K-Fuel LLC, in connection with any applicable plant, provided that in no event shall the amount payable under Section 2 be paid later than one-half at the time at which construction financing is in place and construction has commenced with respect to said plant and one-half on the substantial completion of construction of said plant (which shall be no later than the date it is first placed in service).

4.   Access to Information.
     ----------------------

          KFx and K-Fuel LLC shall provide RCD with full and complete access to all information necessary to the determination of the capacity with respect to any plants to which the provisions of Section 2 and 3 of this Amendment to Agreement applies. As of the date of this agreement, KFx has provided RCD with the latest feasibility report related to the prospective Indonesian plant.

5.  Remedies.
    ---------

          Should KFx and K-Fuel LLC fail to provide the information provided for in Paragraph 4 to RCD, (1) RCD shall have the right to obtain such information by legal proceedings with the cost of any such proceedings or any other costs incurred by RCD to obtain such information to be borne on a current as-due basis by KFx and K-Fuel LLC, each of which shall be jointly and severally liable therefore, and (2) such failure shall constitute a material breach hereunder.

          Should KFx and/or K-Fuel LLC fail to pay RCD any amounts due hereunder, such amounts, from the date due, shall bear interest at 18 % per annum, compounding monthly, or the highest applicable rate permitted by applicable law, if less. In addition, KFx and K-Fuel LLC shall pay on a current as-due basis all legal fees, court costs and other expenses incurred by RCD in enforcing any of its rights hereunder.

6.  Definitions; Governing Law; Proceedings; Binding Effect; Amendments.
    --------------------------------------------------------------------

          Terms used herein and not otherwise defined shall have the meaning such terms have in the Agreement. This Amendment to Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Any action to enforce this Amendment to Agreement shall be brought solely in the United States of America. This Amendment to Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. This Amendment to Agreement may only be amended or modified by a writing signed by all of the Parties hereto.

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

KFx Inc.                                 RCD Development, a joint venture by
a Colorado corporation                   HB Capital Inc., a Delaware
                                         corporation

/s/  Theodore Venners                    /s/ Alex M. Steinbergh
--------------------------               ------------------------
Theodore Venners, Chairman               Alex M. Steinbergh


K-Fuel LLC                               P.T. Duma Na Napu
a Delaware limited liability company     an Indonesian corporation
By:  KFx Inc., Member

_____________________________            /s/ Soy M. Pardede
                                         --------------------------
Theodore Venners, Chairman               Soy M. Pardede, President


Cohasset Associates, Inc.
a Maryland corporation

/s/ Pirooz Sharafi
--------------------------------------
Piroox Sharafi, President


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